Exhibit 99.2

PART I
FINANCIAL INFORMATION

Item 1.	Financial Statements.

LKQ CORPORATION AND SUBSIDIARIES
Unaudited Consolidated Condensed Balance Sheets
(In thousands, except share and per share data)

	September 30, 2013	December 31, 2012
Assets
Current Assets:
Cash and equivalents	$107,337	$59,770
Receivables, net	438,800	311,808
Inventory	1,018,169	900,803
Deferred income taxes	53,129	53,485
Prepaid income taxes	13,825	29,537
Prepaid expenses and other current assets	44,391	28,948
Total Current Assets	1,675,651	1,384,351
Property and Equipment, net	531,897	494,379
Intangible Assets:
Goodwill	1,920,916	1,690,284
Other intangibles, net	154,429	106,715
Other Assets	78,166	47,727
Total Assets	$4,361,059	$3,723,456
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$284,900	$219,335
Accrued expenses:
Accrued payroll-related liabilities	66,366	44,400
Other accrued expenses	146,641	90,422
Income taxes payable	16,473	2,748
Contingent consideration liabilities	49,275	42,255
Other current liabilities	17,735	17,068
Current portion of long-term obligations	61,123	71,716
Total Current Liabilities	642,513	487,944
Long-Term Obligations, Excluding Current Portion	1,250,932	1,046,762
Deferred Income Taxes	118,693	102,275
Contingent Consideration Liabilities	5,210	47,754
Other Noncurrent Liabilities	89,605	74,627
Commitments and Contingencies
Stockholders’ Equity:
Common stock, $0.01 par value, 1,000,000,000 and 500,000,000 shares authorized, 300,548,111 and 297,810,896 shares issued and outstanding at September 30, 2013 and December 31, 2012, respectively	3,005	2,978
Additional paid-in capital	996,248	950,338
Retained earnings	1,243,778	1,010,019
Accumulated other comprehensive income	11,075	759
Total Stockholders’ Equity	2,254,106	1,964,094
Total Liabilities and Stockholders’ Equity	$4,361,059	$3,723,456

See notes to unaudited consolidated condensed financial statements.

LKQ CORPORATION AND SUBSIDIARIES
Unaudited Consolidated Condensed Statements of Income
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Revenue	$1,298,094	$1,016,707	$3,745,839	$3,055,015
Cost of goods sold	780,187	607,002	2,216,110	1,775,996
Gross margin	517,907	409,705	1,529,729	1,279,019
Facility and warehouse expenses	108,349	86,739	311,480	254,039
Distribution expenses	109,593	93,652	320,033	277,391
Selling, general and administrative expenses	153,546	121,049	436,614	364,461
Restructuring and acquisition related expenses	2,206	116	7,391	2,558
Depreciation and amortization	20,818	16,715	57,850	46,961
Operating income	123,395	91,434	396,361	333,609
Other expense (income):
Interest expense, net	15,200	7,964	36,287	22,687
Loss on debt extinguishment	—	—	2,795	—
Change in fair value of contingent consideration liabilities	712	1,892	1,765	1,787
Other income, net	(1,562)	(1,674)	(1,737)	(3,413)
Total other expense, net	14,350	8,182	39,110	21,061
Income before provision for income taxes	109,045	83,252	357,251	312,548
Provision for income taxes	35,600	29,204	123,492	113,511
Net income	$73,445	$54,048	$233,759	$199,037
Earnings per share:
Basic	$0.24	$0.18	$0.78	$0.67
Diluted	$0.24	$0.18	$0.77	$0.66

Unaudited Consolidated Condensed Statements of Comprehensive Income
(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Net income	$73,445	$54,048	$233,759	$199,037
Other comprehensive income, net of tax:
Foreign currency translation	28,514	10,182	6,330	12,518
Net change in unrecognized gains (losses) on derivative instruments, net of tax	625	(1,242)	3,986	(4,233)
Total other comprehensive income	29,139	8,940	10,316	8,285
Total comprehensive income	$102,584	$62,988	$244,075	$207,322

See notes to unaudited consolidated condensed financial statements.

LKQ CORPORATION AND SUBSIDIARIES
Unaudited Consolidated Condensed Statements of Cash Flows
(In thousands)

	Nine Months Ended
	September 30,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$233,759	$199,037
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	61,868	51,574
Stock-based compensation expense	16,292	11,976
Excess tax benefit from stock-based payments	(15,998)	(11,071)
Other	7,424	3,961
Changes in operating assets and liabilities, net of effects from acquisitions:
Receivables	(35,287)	(12,394)
Inventory	(18,207)	(47,669)
Prepaid income taxes/income taxes payable	40,551	2,688
Accounts payable	1,641	(7,892)
Other operating assets and liabilities	48,886	(8,138)
Net cash provided by operating activities	340,929	182,072
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(61,126)	(60,636)
Proceeds from sales of property and equipment	1,459	692
Investment in unconsolidated subsidiary	(9,136)	—
Acquisitions, net of cash acquired	(395,974)	(133,123)
Net cash used in investing activities	(464,777)	(193,067)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	13,647	14,187
Excess tax benefit from stock-based payments	15,998	11,071
Debt issuance costs	(16,912)	(175)
Proceeds from issuance of senior notes	600,000	—
Borrowings under revolving credit facility	399,758	500,087
Repayments under revolving credit facility	(745,313)	(747,851)
Borrowings under term loans	35,000	200,000
Repayments under term loans	(11,250)	(14,375)
Borrowings under receivables securitization facility	41,500	77,272
Repayments under receivables securitization facility	(111,500)	—
Repayments of other long-term debt	(19,518)	(8,336)
Payments of other obligations	(32,091)	(600)
Net cash provided by financing activities	169,319	31,280
Effect of exchange rate changes on cash and equivalents	2,096	682
Net increase in cash and equivalents	47,567	20,967
Cash and equivalents, beginning of period	59,770	48,247
Cash and equivalents, end of period	$107,337	$69,214
Supplemental disclosure of cash paid for:
Income taxes, net of refunds	$82,536	$110,911
Interest	22,853	20,823
Supplemental disclosure of noncash investing and financing activities:
Notes payable and long-term obligations, including notes issued in connection with business acquisitions	$10,728	$8,272
Contingent consideration liabilities	3,854	5,540
Non-cash property and equipment additions	2,657	9,487

See notes to unaudited consolidated condensed financial statements.

LKQ CORPORATION AND SUBSIDIARIES
Unaudited Consolidated Condensed Statements of Stockholders’ Equity
(In thousands)

	Common Stock		Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Stockholders’ Equity
	Shares Issued	Amount
BALANCE, December 31, 2012	297,811	$2,978	$950,338	$1,010,019	$759	$1,964,094
Net income	—	—	—	233,759	—	233,759
Other comprehensive income	—	—	—	—	10,316	10,316
Restricted stock units vested	594	6	(6)	—	—	—
Stock-based compensation expense	—	—	16,292	—	—	16,292
Exercise of stock options	2,143	21	13,626	—	—	13,647
Excess tax benefit from stock-based payments	—	—	15,998	—	—	15,998
BALANCE, September 30, 2013	300,548	$3,005	$996,248	$1,243,778	$11,075	$2,254,106

See notes to unaudited consolidated condensed financial statements.

LKQ CORPORATION AND SUBSIDIARIES
Notes to Unaudited Consolidated Condensed Financial Statements

Note 1.	Interim Financial Statements
The unaudited financial statements presented in this report represent the consolidation of LKQ Corporation, a Delaware corporation, and its subsidiaries. LKQ Corporation is a holding company and all operations are conducted by subsidiaries. When the terms "LKQ," "the Company," "we," "us," or "our" are used in this document, those terms refer to LKQ Corporation and its consolidated subsidiaries.
We have prepared the accompanying unaudited consolidated condensed financial statements pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC") applicable to interim financial statements. Accordingly, certain information related to our significant accounting policies and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted. These unaudited consolidated condensed financial statements reflect, in the opinion of management, all material adjustments (which include only normal recurring adjustments) necessary to fairly state, in all material respects, our financial position, results of operations and cash flows for the periods presented.
During the 2013 Annual Meeting of Stockholders in May 2013, our stockholders approved an amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock from 500 million to 1 billion. The increased number of authorized shares is reflected on our Unaudited Consolidated Condensed Balance Sheet as of September 30, 2013.
Operating results for interim periods are not necessarily indicative of the results that can be expected for any subsequent interim period or for a full year. These interim financial statements should be read in conjunction with our audited consolidated financial statements and notes thereto included in our most recent Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on March 1, 2013.

Note 2.	Financial Statement Information
Revenue Recognition
The majority of our revenue is derived from the sale of vehicle parts. Revenue is recognized when the products are shipped, delivered to or picked up by customers and title has transferred, subject to an allowance for estimated returns, discounts and allowances that we estimate based upon historical information. We recorded a reserve for estimated returns, discounts and allowances of $30.5 million and $24.7 million at September 30, 2013 and December 31, 2012, respectively. We present taxes assessed by governmental authorities collected from customers on a net basis. Therefore, the taxes are excluded from revenue on our Unaudited Consolidated Condensed Statements of Income and are shown as a current liability on our Unaudited Consolidated Condensed Balance Sheets until remitted. We recognize revenue from the sale of scrap, cores and other metals when title has transferred, which typically occurs upon delivery to the customer.
Receivables
We recorded a reserve for uncollectible accounts of $14.1 million and $9.5 million at September 30, 2013 and December 31, 2012, respectively.
Inventory
Inventory consists of the following (in thousands):

	September 30, 2013	December 31, 2012
Aftermarket and refurbished products	$649,768	$523,677
Salvage and remanufactured products	368,401	377,126
	$1,018,169	$900,803
Intangible Assets
Intangible assets consist primarily of goodwill (the cost of purchased businesses in excess of the fair value of the identifiable net assets acquired) and other specifically identifiable intangible assets, such as trade names, trademarks, customer relationships and covenants not to compete.

The change in the carrying amount of goodwill by reportable segment during the nine months ended September 30, 2013 is as follows (in thousands):

	North America	Europe	Total
Balance as of January 1, 2013	$1,339,831	$350,453	$1,690,284
Business acquisitions and adjustments to previously recorded goodwill	17,623	209,638	227,261
Exchange rate effects	(4,407)	7,778	3,371
Balance as of September 30, 2013	$1,353,047	$567,869	$1,920,916
The components of other intangibles are as follows (in thousands):

	September 30, 2013			December 31, 2012
	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Trade names and trademarks	$144,254	$(26,167)	$118,087	$118,422	$(21,599)	$96,823
Customer relationships	45,252	(10,616)	34,636	14,426	(6,642)	7,784
Covenants not to compete	3,822	(2,116)	1,706	3,654	(1,546)	2,108
	$193,328	$(38,899)	$154,429	$136,502	$(29,787)	$106,715
During the nine months ended September 30, 2013, we recorded $24.7 million of trade names and $25.3 million of customer relationships for our acquisition of Sator Beheer B.V. ("Sator") as discussed in Note 9, "Business Combinations." Trade names and trademarks are amortized over a useful life ranging from 10 to 30 years on a straight-line basis. Customer relationships are amortized over the expected period to be benefited (5 to 15 years) on either a straight-line or accelerated basis. Covenants not to compete are amortized over the lives of the respective agreements, which range from one to five years, on a straight-line basis. Amortization expense for intangibles was $9.0 million and $7.1 million during the nine month periods ended September 30, 2013 and 2012, respectively. Estimated amortization expense for each of the five years in the period ending December 31, 2017 is $13.0 million, $14.2 million, $12.8 million, $11.4 million and $10.5 million, respectively.
Investment in Unconsolidated Subsidiary
In August 2013, we entered into an agreement with Suncorp Group, a leading general insurance group in Australia and New Zealand, to develop an alternative vehicle replacement parts business in those countries. We hold a 49% equity interest in the entity and will contribute our experience to help establish automotive parts recycling operations and to facilitate the procurement of aftermarket parts; Suncorp Group holds a 51% equity interest and will supply salvage vehicles to the venture as well as assist in establishing relationships with repair shops as customers. We are accounting for our interest in this subsidiary using the equity method of accounting, as our investment gives us the ability to exercise significant influence, but not control, over the investee. The total of our investment in the equity-method investee is included within Other Assets on our Unaudited Consolidated Condensed Balance Sheets. As of September 30, 2013, the carrying value of our investment in this unconsolidated subsidiary was $9.3 million. Our equity in the net earnings of the investee for the three months ended September 30, 2013 was not material.
Depreciation Expense
Included in Cost of Goods Sold on the Unaudited Consolidated Condensed Statements of Income is depreciation expense associated with our refurbishing, remanufacturing, and furnace operations and our distribution centers.
Warranty Reserve
Some of our salvage mechanical products are sold with a standard six month warranty against defects. Additionally, some of our remanufactured engines are sold with a standard three year warranty against defects. We also provide a limited lifetime warranty for certain of our aftermarket products. We record the estimated warranty costs at the time of sale using historical warranty claim information to project future warranty claims activity. The changes in the warranty reserve during the nine month period ended September 30, 2013 were as follows (in thousands):

Balance as of January 1, 2013	$10,574
Warranty expense	22,652
Warranty claims	(21,109)
Balance as of September 30, 2013	$12,117

For an additional fee, we also sell extended warranty contracts for certain mechanical products. The expense related to extended warranty claims is recognized when the claim is made.

Recent Accounting Pronouncements
Effective January 1, 2013, we adopted the Financial Accounting Standards Board ("FASB") Accounting Standards Update ("ASU") 2013-02, "Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income." This update requires disclosure of amounts reclassified out of accumulated other comprehensive income by component. In addition, an entity is required to present, either on the face of the financial statements or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income. For amounts that are not required to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures that provide additional details about those amounts. The update does not change the items reported in other comprehensive income or when an item of other comprehensive income is reclassified to net income. As this guidance only revises the presentation and disclosures related to the reclassification of items out of accumulated other comprehensive income, the adoption of this guidance did not affect our financial position, results of operations or cash flows. See Note 12, "Accumulated Other Comprehensive Income" for the additional required disclosures.

Note 3.	Equity Incentive Plans
In order to attract and retain employees, non-employee directors, consultants, and other persons associated with us, we may grant qualified and nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units ("RSUs"), performance shares and performance units under the LKQ Corporation 1998 Equity Incentive Plan (the "Equity Incentive Plan").
We have granted RSUs, stock options, and restricted stock under the Equity Incentive Plan. These awards vest over periods of up to five years. Vesting of the awards is subject to a continued service condition. Each RSU converts into one share of LKQ common stock on the applicable vesting date. Shares of restricted stock may not be sold, pledged or otherwise transferred until they vest. Stock options expire ten years from the date they are granted. We expect to issue new shares of common stock to cover past and future equity grants.
In March 2013, the Compensation Committee approved the cancellation of 671,400 unvested RSUs held by our executive officers and approved the issuance of 946,800 RSUs containing both a performance-based vesting condition and a time-based vesting condition.  Of the 946,800 RSUs, 671,400 were granted as a replacement of the canceled RSUs and include a performance-based condition that the Company reports positive diluted earnings per share, subject to certain adjustments, during the year ending December 31, 2013.  In addition, these RSUs retain the same remaining time-based vesting conditions as the canceled RSUs (vesting in equal tranches each six months beginning July 2013 through either January 2016 or January 2017).  The remaining 275,400 RSUs granted in March 2013 include a performance-based condition that the Company reports positive diluted earnings per share, subject to certain adjustments, during any fiscal year period within five years following the grant date.  In addition, these RSUs include a time-based vesting condition, vesting in equal tranches each six months beginning July 2013 through January 2016. In all cases, both conditions must be met before any RSUs vest. If the applicable performance-based condition of an RSU is not met, the RSU is forfeited.  If and when the performance-based condition is met, all applicable RSUs that had previously met the time-based vesting condition will vest immediately and the remaining RSUs will vest according to the remaining schedule of the time-based condition.
A summary of transactions in our stock-based compensation plans for the nine months ended September 30, 2013 is as follows:

	Shares Available For Grant	RSUs		Stock Options		Restricted Stock
		Number Outstanding	Weighted- Average Grant Date Fair Value	Number Outstanding	Weighted- Average Exercise Price	Number Outstanding	Weighted- Average Grant Date Fair Value
Balance, January 1, 2013	14,643,932	2,351,362	$14.02	9,355,070	$6.90	116,000	$9.47
Granted	(924,312)	924,312	22.18	—	—	—	—
Exercised	—	—	—	(2,143,544)	6.37	—	—
Vested	—	(593,671)	15.04	—	—	(86,000)	9.54
Canceled	177,174	(97,254)	16.14	(79,920)	8.80	—	—
Balance, September 30, 2013	13,896,794	2,584,749	$16.63	7,131,606	$7.04	30,000	$9.30

The RSUs containing a performance-based vesting condition that were granted in replacement of canceled RSUs were accounted for as a modification of the original awards, and therefore are not reflected as grants or cancellations in the table above.
The fair value of RSUs is based on the market price of LKQ stock on the grant date. When estimating forfeitures, we consider voluntary and involuntary termination behavior as well as analysis of historical forfeitures. For valuing RSUs granted during the nine month period ended September 30, 2013, we used forfeiture rates of 10% for grants to employees and 0% for grants to non-employee directors and executive officers. The fair value of RSUs that vested during the nine months ended September 30, 2013 was approximately $14.3 million.
For the 2013 RSU grants that contain both a performance-based vesting condition and a time-based vesting condition, we recognize compensation expense under the accelerated attribution method, pursuant to which expense is recognized over the requisite service period for each separate vesting tranche of the award. For the RSUs that were canceled and replaced, the fair values of the RSUs immediately before and after the modification were the same. As a result, there was no charge recorded in the nine months ended September 30, 2013 and the expense for these RSUs was continued at the grant date fair value. During the three and nine months ended September 30, 2013, we recognized $2.3 million and $6.0 million, respectively, of stock-based compensation expense related to the RSUs containing a performance-based vesting condition. For all other awards, which are subject to only a time-based vesting condition, we recognize compensation expense on a straight-line basis over the requisite service period of the entire award.
The components of pre-tax stock-based compensation expense are as follows (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
RSUs	$4,559	$2,048	$12,674	$6,131
Stock options	1,124	1,720	3,457	5,162
Restricted stock	47	230	161	683
Total stock-based compensation expense	$5,730	$3,998	$16,292	$11,976
The following table sets forth the classification of total stock-based compensation expense included in our Unaudited Consolidated Condensed Statements of Income (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Cost of goods sold	$98	$99	$294	$298
Facility and warehouse expenses	687	648	2,058	1,951
Selling, general and administrative expenses	4,945	3,251	13,940	9,727
	5,730	3,998	16,292	11,976
Income tax benefit	(2,235)	(1,559)	(6,354)	(4,671)
Total stock-based compensation expense, net of tax	$3,495	$2,439	$9,938	$7,305
We have not capitalized any stock-based compensation costs during either of the nine month periods ended September 30, 2013 or 2012.
As of September 30, 2013, unrecognized compensation expense related to unvested RSUs, stock options and restricted stock is expected to be recognized as follows (in thousands):

	RSUs	Stock Options	Restricted Stock	Total
Remainder of 2013	$4,459	$1,123	$47	$5,629
2014	12,829	3,007	139	15,975
2015	9,421	75	—	9,496
2016	5,673	—	—	5,673
2017	2,575	—	—	2,575
2018	96	—	—	96
Total unrecognized compensation expense	$35,053	$4,205	$186	$39,444

Our stock-based compensation expense for the remainder of 2013 related to the RSUs containing a performance-based vesting condition is expected to be $2.3 million.

Note 4.	Long-Term Obligations
Long-Term Obligations consist of the following (in thousands):

	September 30, 2013	December 31, 2012
Senior secured credit agreement:
Term loans payable	$444,375	$420,625
Revolving credit facility	199,831	553,964
Senior notes	600,000	—
Receivables securitization facility	10,000	80,000
Notes payable through October 2018 at weighted average interest rates of 1.8% and 1.7%, respectively	38,941	42,398
Other long-term debt at weighted average interest rates of 3.5% and 3.3%, respectively	18,908	21,491
	1,312,055	1,118,478
Less current maturities	(61,123)	(71,716)
	$1,250,932	$1,046,762
Senior Secured Credit Agreement
On May 3, 2013, we entered into an amended and restated credit agreement (the "Credit Agreement") with the several lenders from time to time party thereto, Wells Fargo Bank, National Association, as administrative agent, Bank of America N.A., as syndication agent, The Bank of Tokyo-Mitsubishi UFJ, LTD and RBS Citizens, N.A., as co-documentation agents, and Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, The Bank of Tokyo-Mitsubishi UFJ, LTD and RBS Citizens, N.A., as joint lead arrangers and joint bookrunners. The Credit Agreement retains many of the terms of the Company's amended and restated credit agreement dated September 30, 2011 (the "Original Credit Agreement") while also modifying certain terms to (1) extend the maturity date by approximately two years to May 3, 2018; (2) increase the total availability under the Credit Agreement from $1.4 billion to $1.8 billion (composed of $1.2 billion in the revolving credit facility's multicurrency component, $150 million in the revolving credit facility's US dollar component, and $450 million of term loans; (3) increase the amount of letters of credit that may be issued under the revolving credit facility to $150 million from $125 million; (4) raise the amount of swing line loans available under the revolving credit facility to $50 million from $25 million; (5) increase the maximum net leverage ratio covenant; (6) add certain subsidiaries as additional borrowers under the revolving credit facility; and (7) make other immaterial or clarifying modifications and amendments to the terms of the Original Credit Agreement. The Credit Agreement allows the Company to increase the amount of the revolving credit facility or obtain incremental term loans up to the greater of $400 million or the amount that may be borrowed while maintaining a senior secured leverage ratio of less than or equal to 2.50 to 1.00, subject to the agreement of the lenders. The proceeds of the Credit Agreement were used to repay amounts outstanding under the Original Credit Agreement, to pay fees related to the amendment and restatement, and for general corporate purposes.
Amounts under the revolving credit facility are due and payable upon maturity of the Credit Agreement on May 3, 2018. Amounts under the initial and additional term borrowings are due and payable in quarterly installments equal to 1.25% of the original principal amount beginning on September 30, 2013, with the remaining balance due and payable on the maturity date of the Credit Agreement. We are required to prepay the term loan by amounts equal to proceeds from the sale or disposition of certain assets if the proceeds are not reinvested within twelve months. We also have the option to prepay outstanding amounts under the Credit Agreement without penalty.
The Credit Agreement contains customary representations and warranties, and contains customary covenants that provide limitations and conditions on our ability to enter into certain transactions. The Credit Agreement also contains financial and affirmative covenants under which we (i) may not exceed a maximum net leverage ratio of 3.50 to 1.00 (an increase from 3.00 to 1.00 under the Original Credit Agreement), except in connection with permitted acquisitions with aggregate consideration in excess of $200 million during any period of four consecutive fiscal quarters in which case the maximum net leverage ratio may increase to 4.00 to 1.00 for the subsequent four fiscal quarters (an increase from 3.50 to 1.00 under the Original Credit Agreement) and (ii) are required to maintain a minimum interest coverage ratio of 3.00 to 1.00. We were in compliance with all restrictive covenants under the Credit Agreement and the Original Credit Agreement as of September 30, 2013 and December 31, 2012, respectively.
Borrowings under the Credit Agreement bear interest at variable rates, which depend on the currency and duration of the borrowing elected, plus an applicable margin. The applicable margin is subject to change in increments of 0.25% depending on our net leverage ratio. Interest payments are due on the last day of the selected interest period or quarterly in arrears depending on the type of borrowing. Including the effect of the interest rate swap agreements described in Note 5, "Derivative Instruments and Hedging Activities," the weighted average interest rates on borrowings outstanding against the Credit Agreement at September 30, 2013 and December 31, 2012 were 3.08% and 2.85%, respectively. We also pay a commitment fee based on the average daily unused amount of the revolving credit facility. The commitment fee is subject to change in increments of 0.05% depending on our net leverage ratio. In addition, we pay a participation commission on outstanding letters of credit at an applicable rate based on our net leverage ratio, as well as a fronting fee of 0.125% to the issuing bank, which are due quarterly in arrears. Borrowings under the Credit Agreement totaled $644.2 million and $974.6 million at September 30, 2013 and December 31, 2012, respectively, of which $22.5 million and $31.9 million were classified as current maturities, respectively. As of September 30, 2013, there were letters of credit outstanding in the aggregate amount of $53.2 million. The amounts available under the revolving credit facility are reduced by the amounts outstanding under letters of credit, and thus availability on the revolving credit facility at September 30, 2013 was $1.1 billion.
Related to the execution of the Credit Agreement, we incurred $7.2 million of fees, of which $6.1 million were capitalized within Other Assets on our Unaudited Consolidated Condensed Balance Sheet and are amortized over the term of the agreement. The remaining $1.1 million of fees were expensed, together with $1.7 million of capitalized debt issuance costs related to the Original Credit Agreement, as a loss on debt extinguishment in our Unaudited Consolidated Condensed Statements of Income for the nine months ended September 30, 2013.
Senior Notes
On May 9, 2013, we completed an offering of $600 million aggregate principal amount of senior notes due May 15, 2023 (the "Notes") in a private placement conducted pursuant to Rule 144A and Regulation S under the Securities Act of 1933. The proceeds from the offering were used to repay revolver borrowings under our Credit Agreement, including amounts borrowed to finance our acquisition of Sator in May 2013 as discussed further in Note 9, "Business Combinations," to pay related fees and expenses, and for general corporate purposes. The Notes are governed by the Indenture dated as of May 9, 2013 among LKQ Corporation, certain of our subsidiaries (the "Guarantors") and U.S. Bank National Association, as trustee.
The Notes bear interest at a rate of 4.75% per year from the date of original issuance or from the most recent payment date on which interest has been paid or provided for. Interest on the Notes is payable in arrears on May 15 and November 15 of each year, beginning on November 15, 2013. The Notes are fully and unconditionally guaranteed by the Guarantors.
The Notes and the guarantees will be our and each Guarantor's senior unsecured obligations and will be subordinated to all of the Guarantors' existing and future secured debt to the extent of the assets securing that secured debt. In addition, the Notes will be effectively subordinated to all of the liabilities of our subsidiaries that are not guaranteeing the Notes to the extent of the assets of those subsidiaries.
The Notes will be redeemable, in whole or in part, at any time on or after May 15, 2018 on the redemption dates and at the respective redemption prices specified in the Indenture. In addition, we may redeem up to 35% of the notes before May 15, 2016 with the net cash proceeds from certain equity offerings. We may also redeem some or all of the notes before May 15, 2018 at a redemption price of 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the redemption date, plus a "make whole" premium. We may be required to make an offer to purchase the notes upon the sale of certain assets, subject to certain exceptions, and upon a change of control.
In connection with the sale of the Notes, the Company entered into a Registration Rights Agreement dated as of May 9, 2013 (the "Registration Rights Agreement") with the Guarantors and the representative of the initial purchasers of the Notes identified therein. Under the Registration Rights Agreement, the Company and the Guarantors have agreed to (i) file an exchange offer registration statement to exchange the Notes for a new issue of debt securities registered under the Securities Act of 1933, with terms substantially identical to those of the Notes (except that the exchange notes will not contain terms with respect to additional interest, registration rights, or certain transfer restrictions); (ii) use their commercially reasonable efforts to consummate the exchange offer within 365 days after the issue date of the Notes; and (iii) in certain circumstances, file a shelf registration statement for the resale of the Notes. If the Company and the Guarantors fail to consummate the exchange offer within 365 days of the issue date of the Notes or otherwise fail to satisfy their registration obligations under the Registration Rights Agreement, then the annual interest rate on the Notes will increase by 0.25% per annum and by an additional 0.25% per annum for each subsequent 90-day period during which the registration default continues, up to a maximum additional interest rate of 1.0% per annum.

Fees incurred related to the offering of the Notes totaling $9.7 million were capitalized within Other Assets on our Unaudited Consolidated Condensed Balance Sheet and are amortized over the term of the Notes.
Receivables Securitization Facility
On September 28, 2012, we entered into a three year receivables securitization facility with The Bank of Tokyo-Mitsubishi UFJ, Ltd. ("BTMU"), as Administrative Agent. Under the facility, LKQ sells an ownership interest in certain receivables, related collections and security interests to BTMU for the benefit of conduit investors and/or financial institutions for up to $80 million in cash proceeds. Upon payment of the receivables by customers, rather than remitting to BTMU the amounts collected, LKQ retains such collections as proceeds for the sale of new receivables generated by certain of the ongoing operations of the Company.
The sale of the ownership interest in the receivables is accounted for as a secured borrowing in our Unaudited Consolidated Condensed Balance Sheets, under which the receivables included in the program collateralize the amounts invested by BTMU, the conduit investors and/or financial institutions. The receivables are held by LKQ Receivables Finance Company, LLC ("LRFC"), a wholly owned bankruptcy-remote special purpose subsidiary of LKQ, and therefore, the receivables are available first to satisfy the creditors of LRFC, including the investors. As of September 30, 2013 and December 31, 2012, $110.3 million and $116.9 million, respectively, of net receivables were collateral for the investment under the receivables facility.
Under the receivables facility, we pay variable interest rates plus a margin on the outstanding amounts invested by the Purchasers. The variable rates are based on (i) commercial paper rates, (ii) the London InterBank Offered Rate ("LIBOR") plus 1.25%, or (iii) base rates, and are payable monthly in arrears. Commercial paper rates will be the applicable variable rate unless conduit investors are not available to invest in the receivables at commercial paper rates. In such case, financial institutions will invest at the LIBOR rate plus 1.25% or at base rates. We also pay a commitment fee on the excess of the investment maximum over the average daily outstanding investment, payable monthly in arrears. As of September 30, 2013 and December 31, 2012, the interest rate under the receivables facility was based on commercial paper rates and was 1.01% and 1.05%, respectively. The outstanding balances of $10.0 million and $80.0 million as of September 30, 2013 and December 31, 2012, respectively, were classified as long-term on the Unaudited Consolidated Condensed Balance Sheets because we have the ability and intent to refinance these borrowings on a long-term basis.

Note 5.	Derivative Instruments and Hedging Activities
We are exposed to market risks, including the effect of changes in interest rates, foreign currency exchange rates and commodity prices. Under our current policies, we use derivatives to manage our exposure to variable interest rates on our senior secured debt, changing foreign exchange rates for certain foreign currency denominated transactions, and changes in metals prices. We do not hold or issue derivatives for trading purposes.
Cash Flow Hedges
At September 30, 2013, we had interest rate swap agreements in place to hedge a portion of the variable interest rate risk on our variable rate borrowings under our Credit Agreement, with the objective of minimizing the impact of interest rate fluctuations and stabilizing cash flows. Under the terms of the interest rate swap agreements, we pay the fixed interest rate and receive payment at a variable rate of interest based on LIBOR or the Canadian Dealer Offered Rate ("CDOR") for the respective currency of each interest rate swap agreement's notional amount. The effective portion of changes in the fair value of the interest rate swap agreements is recorded in Accumulated Other Comprehensive Income and is reclassified to interest expense when the underlying interest payment has an impact on earnings. The ineffective portion of changes in the fair value of the interest rate swap agreements is reported in interest expense. Our interest rate swap contracts have maturity dates ranging from 2013 through 2016.
We hold foreign currency forward contracts related to certain foreign currency denominated intercompany transactions, with the objective of minimizing the impact of changing exchange rates on these future cash flows, as well as minimizing the impact of fluctuating exchange rates on our results of operations through the respective dates of settlement. Under the terms of the foreign currency forward contracts, we will sell euros and pounds sterling in exchange for U.S. dollars at a fixed rate on the maturity dates of the contracts. The effective portion of the changes in fair value of the foreign currency forward contracts is recorded in Accumulated Other Comprehensive Income and reclassified to other income (expense) when the underlying transaction has an impact on earnings. These foreign currency forward contracts expire in 2014.

The following table summarizes the notional amounts and fair values of our designated cash flow hedges as of September 30, 2013 and December 31, 2012 (in thousands):

	Notional Amount				Fair Value at September 30, 2013 (USD)			Fair Value at December 31, 2012 (USD)
	September 30, 2013		December 31, 2012		Other Assets	Other Accrued Expenses	Other Noncurrent Liabilities	Other Accrued Expenses	Other Noncurrent Liabilities
Interest rate swap agreements
USD denominated		$420,000		$520,000	$—	$—	$8,631	$705	$12,791
GBP denominated		£50,000		£50,000	—	—	937	—	2,135
CAD denominated	C$	25,000	C$	25,000	52	—	—	—	12
Foreign currency forward contracts
EUR denominated		€149,976	—		—	7,964	—	—	—
GBP denominated		£70,000	—		—	7,439	—	—	—
Total cash flow hedges					$52	$15,403	$9,568	$705	$14,938

While our derivative instruments executed with the same counterparty are subject to master netting arrangements, we present our cash flow hedge derivative instruments on a gross basis on our Unaudited Consolidated Condensed Balance Sheets. The impact of netting the fair values of these contracts would not have a material effect on our Unaudited Consolidated Condensed Balance Sheets at September 30, 2013 or December 31, 2012.
The activity related to our cash flow hedges is included in Note 12, "Accumulated Other Comprehensive Income." In May 2013, we repaid a portion of our variable rate U.S. dollar denominated credit agreement borrowings with the proceeds of our fixed rate senior notes, which resulted in one of our interest rate swap contracts, which expires in October 2013, no longer being designated as an effective cash flow hedge. As a result, we experienced an immaterial amount of hedge ineffectiveness during the three and nine month periods ended September 30, 2013. Hedge ineffectiveness related to our foreign currency forward contracts was immaterial to our results of operations during the three and nine months ended September 30, 2013. We expect future ineffectiveness related to our cash flow hedges will not have a material effect on our results of operations.
As of September 30, 2013, we estimate that $3.8 million of derivative losses (net of tax) included in Accumulated Other Comprehensive Income will be reclassified into our Unaudited Consolidated Condensed Statements of Income within the next 12 months.

Other Derivative Instruments
We hold other short-term derivative instruments, including foreign currency forward contracts and commodity forward contracts, to manage our exposure to variability in exchange rates related to purchases of inventory invoiced in a non-functional currency and to metals prices in certain of our operations. We have elected not to apply hedge accounting for these transactions, and therefore the contracts are adjusted to fair value through our results of operations at each balance sheet date, which could result in volatility in our earnings. The notional amount and fair value of these contracts at September 30, 2013 and December 31, 2012, along with the effect on our results of operations during each of the three and nine month periods ended September 30, 2013 and September 30, 2012, were immaterial.

Note 6.	Fair Value Measurements
Financial Assets and Liabilities Measured at Fair Value
We use the market and income approaches to value our financial assets and liabilities, and during the nine months ended September 30, 2013, there were no significant changes in valuation techniques or inputs related to the financial assets or liabilities that we have historically recorded at fair value. In the second quarter of 2013, we entered into several foreign currency forward contracts as described in Note 5, "Derivative Instruments and Hedging Activities," which are recorded at fair market value. The tiers in the fair value hierarchy include: Level 1, defined as observable inputs such as quoted market prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.
The following tables present information about our financial assets and liabilities measured at fair value on a recurring basis and indicate the fair value hierarchy of the valuation inputs we utilized to determine such fair value as of September 30, 2013 and December 31, 2012 (in thousands):

	Balance as of September 30, 2013	Fair Value Measurements as of September 30, 2013
		Level 1	Level 2	Level 3
Assets:
Cash surrender value of life insurance	$23,847	$—	$23,847	$—
Interest rate swaps	52		52
Total Assets	$23,899	$—	$23,899	$—
Liabilities:
Contingent consideration liabilities	$54,485	$—	$—	$54,485
Deferred compensation liabilities	23,572	—	23,572	—
Foreign currency forward contracts	15,403	—	15,403	—
Interest rate swaps	9,606	—	9,606	—
Total Liabilities	$103,066	$—	$48,581	$54,485

	Balance as of December 31, 2012	Fair Value Measurements as of December 31, 2012
		Level 1	Level 2	Level 3
Assets:
Cash surrender value of life insurance	$19,492	$—	$19,492	$—
Total Assets	$19,492	$—	$19,492	$—
Liabilities:
Contingent consideration liabilities	$90,009	$—	$—	$90,009
Deferred compensation liabilities	19,843	—	19,843	—
Interest rate swaps	15,643	—	15,643	—
Total Liabilities	$125,495	$—	$35,486	$90,009

The cash surrender value of life insurance and deferred compensation liabilities are included in Other Assets and Other Noncurrent Liabilities, respectively, on our Unaudited Consolidated Condensed Balance Sheets. The contingent consideration liabilities are classified as separate line items in both current and noncurrent liabilities on our Unaudited Consolidated Condensed Balance Sheets based on the expected timing of the related payments. The balance sheet classification of the interest rate swaps and foreign currency forward contracts is presented in Note 5, "Derivative Instruments and Hedging Activities."
Our Level 2 assets and liabilities are valued using inputs from third parties and market observable data. We obtain valuation data for the cash surrender value of life insurance and deferred compensation liabilities from third party sources, which determine the net asset values for our accounts using quoted market prices, investment allocations and reportable trades. We value our derivative instruments using a third party valuation model that performs a discounted cash flow analysis based on the terms of the contracts and market observable inputs such as current and forward interest rates and current and forward foreign exchange rates.
Our contingent consideration liabilities are related to certain of our business acquisitions as further described in Note 9, "Business Combinations." Under the terms of the contingent consideration agreements, payments may be made at specified future dates depending on the performance of the acquired business subsequent to the acquisition. The liabilities for these payments are classified as Level 3 liabilities because the related fair value measurement, which is determined using an income approach, includes significant inputs not observable in the market. These unobservable inputs include internally-developed assumptions of the probabilities of achieving specified targets, which are used to determine the resulting cash flows and the applicable discount rate. Our Level 3 fair value measurements are established and updated quarterly by our corporate accounting department using current information about these key assumptions, with the input and oversight of our operational and executive management teams. We evaluate the performance of the business during the period compared to our previous expectations, along with any changes to our future projections, and update the estimated cash flows accordingly. In addition, we consider changes to our cost of capital and changes to the probability of achieving the earnout payment targets when updating our discount rate on a quarterly basis.
The significant unobservable inputs used in the fair value measurements of our Level 3 contingent consideration liabilities were as follows:

Unobservable Input	September 30, 2013 Weighted Average	December 31, 2012 Weighted Average
Probability of achieving payout targets	71.7%	79.7%
Discount rate	6.5%	6.6%
A significant decrease in the assessed probabilities of achieving the targets or a significant increase in the discount rate, in isolation, would result in a significantly lower fair value measurement. Changes in the values of the liabilities are recorded in Change in Fair Value of Contingent Consideration Liabilities within Other Expense (Income) on our Unaudited Consolidated Condensed Statements of Income.
Changes in the fair value of our contingent consideration liabilities for the three and nine months ended September 30, 2013 and 2012 were as follows (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Beginning balance	$49,473	$88,037	$90,009	$82,382
Contingent consideration liabilities recorded for business acquisitions	1,204	—	3,854	5,540
Payments	—	—	(38,349)	(600)
Loss included in earnings	712	1,892	1,765	1,787
Exchange rate effects	3,096	2,353	(2,794)	3,173
Ending balance	$54,485	$92,282	$54,485	$92,282
The purchase price for our 2011 acquisition of Euro Car Parts Holdings Limited ("ECP") included contingent payments depending on the achievement of certain annual performance targets in 2012 and 2013. The performance target for 2012 was exceeded, and during the three months ended March 31, 2013, we paid £25.0 million, the maximum contingent payment, through a cash payment of $33.9 million (£22.4 million) and the issuance of notes for $3.9 million (£2.6 million). In April 2013, we amended the ECP contingent payment agreement, and as a result, we are obligated to pay Draco Limited, one of the sellers of ECP, approximately £27 million in the first quarter of 2014, which is equal to the maximum payment for Draco Limited's share of the contingent payment agreement for the 2013 performance period. The effect of the amendment did not have a material effect on our financial position or our results of operations, and we believe the amendment will not have a material effect on our future cash flows, as the fair value of the contingent payment liability prior to the amendment was calculated assuming a high probability of achieving the performance targets for the maximum payment. See Note 9, "Business Combinations" for further information on the amendment.
Of the amounts included in earnings for the three and nine months ended September 30, 2013, $0.7 million and $2.8 million of losses, respectively, relate to contingent consideration liabilities outstanding as of September 30, 2013. The amounts included in earnings for the three and nine months ended September 30, 2012 included $0.9 million and $0.5 million of losses, respectively, related to contingent consideration liabilities outstanding as of September 30, 2013. The changes in the fair value of contingent consideration liabilities during the respective periods in 2013 and 2012 are a result of the quarterly assessment of the fair value inputs. The net loss during the nine month period ended September 30, 2012 also includes the impact related to the adoption of FASB ASU No. 2011-04, "Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs" (which adoption did not have a material impact).
Financial Assets and Liabilities Not Measured at Fair Value
Our debt is reflected on the Unaudited Consolidated Condensed Balance Sheets at cost. Based on market conditions as of September 30, 2013 and December 31, 2012, the fair value of our credit agreement borrowings reasonably approximated the carrying value of $644 million and $975 million, respectively. In addition, based on market conditions, the fair value of the outstanding borrowings under the receivables facility reasonably approximated the carrying value of $10 million and $80 million at September 30, 2013 and December 31, 2012, respectively. As of September 30, 2013, the fair value of our senior notes was approximately $560 million compared to a carrying value of $600 million.
The fair value measurements of the borrowings under our credit agreement and receivables facility are classified as Level 2 within the fair value hierarchy since they are determined based upon significant inputs observable in the market including interest rates on recent financing transactions with similar terms and maturities. We estimated the fair value by calculating the upfront cash payment a market participant would require at September 30, 2013 to assume these obligations. The fair value of our senior notes, which is determined using quoted market prices in the secondary market, is also classified as Level 2 within the fair value hierarchy because the market for these financial instruments is not considered an active market.

Note 7.	Commitments and Contingencies
Operating Leases
We are obligated under noncancelable operating leases for corporate office space, warehouse and distribution facilities, trucks and certain equipment.
The future minimum lease commitments under these leases at September 30, 2013 are as follows (in thousands):

Three months ending December 31, 2013	$28,271
Years ending December 31:
2014	106,631
2015	94,988
2016	76,776
2017	60,730
2018	47,713
Thereafter	145,446
Future Minimum Lease Payments	$560,555
Litigation and Related Contingencies
We are a plaintiff in a class action lawsuit against several aftermarket product suppliers. During the three and nine month periods ended September 30, 2012, we recognized gains of $0.5 million and $17.2 million, respectively, resulting from settlements with certain of the defendants. These gains were recorded as a reduction of Cost of Goods Sold on our Unaudited Consolidated Condensed Statements of Income.
We also have certain contingencies resulting from litigation, claims and other commitments and are subject to a variety of environmental and pollution control laws and regulations incident to the ordinary course of business. We currently expect that the resolution of such contingencies will not materially affect our financial position, results of operations or cash flows.

Note 8.	Earnings Per Share
The following chart sets forth the computation of earnings per share (in thousands, except per share amounts):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Net income	$73,445	$54,048	$233,759	$199,037
Denominator for basic earnings per share—weighted average shares outstanding	300,223	296,437	299,213	295,338
Effect of dilutive securities:
RSUs	883	430	775	436
Stock options	3,564	4,241	3,765	4,398
Restricted stock	15	64	18	54
Denominator for diluted earnings per share—Adjusted weighted average shares outstanding	304,685	301,172	303,771	300,226
Earnings per share, basic	$0.24	$0.18	$0.78	$0.67
Earnings per share, diluted	$0.24	$0.18	$0.77	$0.66
There were no employee stock-based compensation awards that would have had an antidilutive effect on the computation of diluted earnings per share for the three and nine months ended September 30, 2013 or September 30, 2012.

Note 9.	Business Combinations
On May 1, 2013, LKQ Netherlands B.V., a subsidiary of LKQ Corporation, entered into a sale and purchase agreement with H2 Sator B.V., Cooperatieve H2 Sator U.A. and H2 Sator U.A. (collectively the "Sellers") to acquire the shares of Sator, an automotive aftermarket parts distribution company based in the Netherlands, with operations in the Netherlands, Belgium and Northern France.  With the acquisition of Sator, we expanded our geographic presence in the European automotive aftermarket products market into continental Europe to complement our existing U.K. operations. Total acquisition date fair value of the consideration for the acquisition of Sator was €209.8 million ($272.8 million) of cash, net of cash acquired. We recorded $139.2 million of goodwill related to our acquisition of Sator, which we do not expect will be deductible for income tax purposes. In the period between May 1, 2013 and September 30, 2013, Sator generated approximately $165.4 million of revenue and $4.4 million of net income.
In addition to our acquisition of Sator, we made sixteen acquisitions during the nine months ended September 30, 2013, including seven wholesale businesses in our European segment, eight wholesale businesses in North America and a self service operation. Our European acquisitions included five automotive paint distribution businesses in the U.K., which enabled us to expand our collision product offerings. Our other acquisitions completed during the nine months ended September 30, 2013 enabled us to expand into new product lines and enter new markets. Total acquisition date fair value of the consideration for these acquisitions was $133.1 million, composed of $122.4 million of cash (net of cash acquired), $6.8 million of notes payable, $0.1 million of other purchase price obligations (non-interest bearing) and $3.9 million for the estimated value of contingent payments to former owners. The maximum amount of the contingent payment is $4.9 million. During the nine months ended September 30, 2013, we recorded $88.1 million of goodwill related to these acquisitions and immaterial adjustments to preliminary purchase price allocations related to certain of our 2012 acquisitions. We expect $9.5 million of the $88.1 million of goodwill recorded to be deductible for income tax purposes. In the period between the acquisition dates and September 30, 2013, these acquisitions generated $56.0 million of revenue and $2.2 million of net income.
The consideration for our 2011 acquisition of ECP included a contingent payment agreement with a potential payment of up to £30 million based on ECP's 2013 results. In April 2013, we entered into an agreement waiving for Draco Limited, one of the sellers of ECP, the condition of ECP achieving the 2013 performance target, subject to the closing of the Sator acquisition.  As a result of the waiver and the closing of the Sator acquisition in May 2013, we are obligated to pay Draco Limited approximately £27 million in the first quarter of 2014, which is equal to the maximum payment for Draco Limited's share of the contingent payment agreement. The waiver of the 2013 performance targets did not have a material impact on our financial position or results of operations, and it is not expected to have a material impact on our cash flows, as the fair value of the contingent payment liability prior to the waiver was calculated assuming a high probability of achieving the performance targets for the maximum payment. We also believe the waiver will improve our flexibility to execute our European strategy.
During the year ended December 31, 2012, we made 30 acquisitions in North America, including 22 wholesale businesses and 8 self service retail operations. These acquisitions enabled us to expand our geographic presence and to enter new markets. Additionally, two of our acquisitions were completed with a goal of improving the recovery from scrap and other metals harvested from the vehicles we purchase: a precious metals refining and reclamation business and a scrap metal shredder.
Total acquisition date fair value of the consideration for the 2012 acquisitions was $284.6 million, composed of $261.5 million of cash (net of cash acquired), $16.0 million of notes payable, $1.6 million of other purchase price obligations (non-interest bearing) and $5.5 million of contingent payments to former owners. The contingent consideration arrangements made in connection with our 2012 acquisitions have a maximum potential payout of $6.5 million.
During the year ended December 31, 2012, we recorded $197.6 million of goodwill related to these 30 acquisitions and immaterial adjustments to preliminary purchase price allocations related to certain of our 2011 acquisitions. Of this amount, approximately $157.8 million is expected to be deductible for income tax purposes.
Our acquisitions are accounted for under the purchase method of accounting and are included in our unaudited consolidated condensed financial statements from the dates of acquisition. The purchase prices were allocated to the net assets acquired based upon estimated fair market values at the dates of acquisition. The purchase price allocations for the acquisitions made during the nine months ended September 30, 2013 and the last three months of 2012 are preliminary as we are in the process of determining the following: 1) valuation amounts for certain receivables, inventories and fixed assets acquired; 2) valuation amounts for certain intangible assets acquired; 3) the acquisition date fair value of certain liabilities assumed; and 4) the final estimation of the tax basis of the entities acquired. We have recorded preliminary estimates for certain of the items noted above and will record adjustments, if any, to the preliminary amounts upon finalization of the valuations.
The preliminary purchase price allocations for the acquisitions completed during the nine months ended September 30, 2013 and the year ended December 31, 2012 are as follows (in thousands):

	Nine Months Ended September 30, 2013			Year Ended
	Sator	Other Acquisitions	Total	December 31, 2012
Receivables	$61,639	$38,329	$99,968	$15,473
Receivable reserves	(8,563)	(3,023)	(11,586)	(1,459)
Inventory	71,784	24,119	95,903	62,305
Prepaid expenses and other current assets	7,184	2,027	9,211	201
Property and equipment	19,484	12,517	32,001	31,930
Goodwill	139,158	88,103	227,261	201,742
Other intangibles	49,978	4,868	54,846	655
Other assets	2,049	1,232	3,281	187
Deferred income taxes	(15,222)	49	(15,173)	428
Current liabilities assumed	(49,593)	(34,438)	(84,031)	(22,910)
Debt assumed	—	(664)	(664)	(3,989)
Other noncurrent liabilities assumed	(5,074)	—	(5,074)	—
Contingent consideration liabilities	—	(3,854)	(3,854)	(5,456)
Other purchase price obligations	—	(86)	(86)	(1,647)
Notes issued	—	(6,782)	(6,782)	(15,990)
Cash used in acquisitions, net of cash acquired	$272,824	$122,397	$395,221	$261,470
Included in other noncurrent liabilities recorded for our Sator acquisition is a preliminary estimate for certain pension and other post-retirement obligations we assumed with the acquisition. Due to the immateriality of these plans, we have not provided the detailed disclosures otherwise prescribed by the accounting guidance on pensions and other post-retirement obligations.
The primary reason for our acquisitions made during the nine months ended September 30, 2013 and the year ended December 31, 2012 was to leverage our strategy of becoming a one-stop provider for alternative vehicle replacement products. These acquisitions enabled us to expand our market presence, to widen our product offerings, including paint and related equipment in the U.K., and to enter new markets, including continental Europe through the Sator acquisition. When we identify potential acquisitions, we attempt to target companies with a leading market share, an experienced management team and workforce that provide a fit with our existing operations and strong cash flows. For certain of our acquisitions, we have identified cost savings and synergies as a result of integrating the company with our existing business that provide additional value to the combined entity. In many cases, acquiring companies with these characteristics can result in purchase prices that include a significant amount of goodwill.

The following pro forma summary presents the effect of the businesses acquired during the nine months ended September 30, 2013 as though they had been acquired as of January 1, 2012 and the effect of the businesses acquired during the year ended December 31, 2012 as though they had been acquired as of January 1, 2011. The pro forma adjustments are based upon unaudited financial information of the acquired entities (in thousands, except per share data):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Revenue, as reported	$1,298,094	$1,016,707	$3,745,839	$3,055,015
Revenue of purchased businesses for the period prior to acquisition:
Sator	—	89,991	126,309	276,656
Other acquisitions	13,344	93,311	113,011	349,180
Pro forma revenue	$1,311,438	$1,200,009	$3,985,159	$3,680,851

Net income, as reported	$73,445	$54,048	$233,759	$199,037
Net income of purchased businesses for the period prior to acquisition, including pro forma purchase accounting adjustments:
Sator	—	1,465	5,345	4,742
Other acquisitions	1,791	4,396	7,812	18,822
Pro forma net income	$75,236	$59,909	$246,916	$222,601

Earnings per share-basic, as reported	$0.24	$0.18	$0.78	$0.67
Effect of purchased businesses for the period prior to acquisition:
Sator	—	0.00	0.02	0.02
Other acquisitions	0.01	0.01	0.03	0.06
Pro forma earnings per share-basic (a)	$0.25	$0.20	$0.83	$0.75

Earnings per share-diluted, as reported	$0.24	$0.18	$0.77	$0.66
Effect of purchased businesses for the period prior to acquisition:
Sator	—	0.00	0.02	0.02
Other acquisitions	0.01	0.01	0.03	0.06
Pro forma earnings per share-diluted (a)	$0.25	$0.20	$0.81	$0.74

(a) The sum of the individual earnings per share amounts may not equal the total due to rounding.
Unaudited pro forma supplemental information is based upon accounting estimates and judgments that we believe are reasonable. The unaudited pro forma supplemental information includes the effect of purchase accounting adjustments, such as the adjustment of inventory acquired to net realizable value, adjustments to depreciation on acquired property and equipment, adjustments to rent expense for above or below market leases, adjustments to amortization on acquired intangible assets, adjustments to interest expense, and the related tax effects. The pro forma impact of our Sator acquisition reflects the elimination of acquisition related expenses totaling $3.6 million for the nine months ended September 30, 2013, which do not have a continuing impact on the our operating results. Additionally, the pro forma impact of our other acquisitions reflects the elimination of acquisition related expenses totaling $1.6 million and $2.0 million for the three and nine months ended September 30, 2013, respectively. Refer to Note 10, "Restructuring and Acquisition Related Expenses," for further information on our acquisition related expenses. These pro forma results are not necessarily indicative either of what would have occurred if the acquisitions had been in effect for the period presented or of future results.

Note 10.	Restructuring and Acquisition Related Expenses
Acquisition Related Expenses
Acquisition related expenses, which include external costs such as advisory, legal and accounting fees, totaled $2.0 million and $6.0 million for the three and nine months ended September 30, 2013. Expenses incurred during the three and nine months ended September 30, 2013 included $1.4 million related to our U.K. paint acquisitions. Expenses for the nine months ended September 30, 2013 also included $3.6 million related to our acquisition of Sator in May 2013. These costs are expensed as incurred.
Acquisition Integration Plans
During the three and nine months ended September 30, 2013, we incurred $0.2 million and $1.4 million, respectively, of restructuring expenses primarily related to the integration of certain of our 2012 acquisitions. Our integration activities included the closure of duplicate facilities, termination of employees in connection with the consolidation of overlapping facilities with our existing business, moving expenses, and other third party services directly related to our acquisitions. We expect our integration plans for these acquisitions to be completed by the end of 2013. Remaining costs to complete these integration activities are expected to be immaterial.
Beginning in the fourth quarter of 2013, we expect to initiate restructuring plans to integrate certain of our 2013 European acquisitions into our existing operations. Our restructuring plans include the closure of duplicate facilities, elimination of overlapping delivery routes and termination of employees in duplicate functions. Restructuring costs are estimated to be approximately $4.0 million, which includes severance, moving costs and other facility closure costs. The majority of the integration activities related to these acquisitions is expected to be completed by the end of 2014.
During the three and nine months ended September 30, 2012, we incurred $0.1 million and $1.4 million, respectively, of restructuring and acquisition related expenses related to certain of our 2011 and 2012 acquisitions. Our integration activities included the closure of duplicate facilities, termination of employees in connection with the consolidation of overlapping facilities with our existing business, moving expenses, and other third party services directly related to our acquisitions. These integration activities were substantially completed in 2012.
Refurbished Bumper and Wheel Restructuring
In the second quarter of 2012, we initiated a restructuring plan to improve the operational efficiency of our refurbished product operations and to reduce the cost structure of the related refurbished bumper and wheel product lines. As part of the restructuring plan, we consolidated certain of our bumper and wheel refurbishing operations, with a focus on increasing output at the remaining operations to improve economies of scale. Restructuring costs included the write off of disposed assets, severance costs for termination of overlapping headcount, costs to move equipment and inventory, and excess facility costs. These costs are expensed as incurred, when the costs meet the criteria to be accrued, or, in the case of non-performing lease reserves, at the cease-use date of the facility. During the nine months ended September 30, 2012, we incurred $1.1 million related to this restructuring plan. These restructuring activities were substantially completed in 2012.

Note 11.	Income Taxes
At the end of each interim period, we estimate our annual effective tax rate and apply that rate to our interim earnings. We also record the tax impact of certain unusual or infrequently occurring items, including changes in judgment about valuation allowances and the effects of changes in tax laws or rates, in the interim period in which they occur.
The computation of the annual estimated effective tax rate at each interim period requires certain estimates and significant judgment including, but not limited to, the expected operating income for the year, projections of the proportion of income earned and taxed in state and foreign jurisdictions, permanent and temporary differences between book and taxable income, and the likelihood of recovering deferred tax assets generated in the current year. The accounting estimates used to compute the provision for income taxes may change as new events occur, additional information is obtained or as the tax environment changes.
Our effective income tax rate for the nine months ended September 30, 2013 was 34.6% compared with 36.3% for the comparable prior year period. We continued to expand our international operations during the last quarter of 2012 and the first nine months of 2013 with both acquisition related and organic growth in our European segment as well as acquisitions in Canada, which contributed to a lower effective tax rate as a larger proportion of our pretax income was generated in lower rate jurisdictions. In the nine months ended September 30, 2013 and 2012, we recorded favorable discrete tax adjustments of $2.6 million and $1.2 million, respectively. Our favorable discrete tax adjustments during the nine months ended September 30, 2013 and 2012 included $1.6 million and $0.9 million, respectively, related to the revaluation of our net U.K. deferred tax liabilities as a result of reductions in the U.K. corporate income tax rate. In addition, we recorded a $0.9 million favorable deferred tax adjustment in the nine months ended September 30, 2013 resulting from changes in state tax legislation.

Note 12.	Accumulated Other Comprehensive Income
Changes in Accumulated Other Comprehensive Income were as follows (in thousands):

	Three Months Ended			Three Months Ended
	September 30, 2013			September 30, 2012
	Foreign Currency Translation	Unrealized (Loss) Gain on Cash Flow Hedges	Accumulated Other Comprehensive Income (Loss)	Foreign Currency Translation	Unrealized (Loss) Gain on Cash Flow Hedges	Accumulated Other Comprehensive Income (Loss)
Beginning balance	$(11,334)	$(6,730)	$(18,064)	$265	$(9,881)	$(9,616)
Pretax income (loss)	28,514	(15,315)	13,199	10,182	(3,557)	6,625
Income tax effect	—	5,647	5,647	—	1,259	1,259
Reclassification of unrealized loss	—	15,956	15,956	—	1,641	1,641
Reclassification of deferred income taxes	—	(5,849)	(5,849)	—	(585)	(585)
Hedge ineffectiveness	—	293	293	—	—	—
Income tax effect	—	(107)	(107)	—	—	—
Ending balance	$17,180	$(6,105)	$11,075	$10,447	$(11,123)	$(676)

	Nine Months Ended			Nine Months Ended
	September 30, 2013			September 30, 2012
	Foreign Currency Translation	Unrealized (Loss) Gain on Cash Flow Hedges	Accumulated Other Comprehensive Income (Loss)	Foreign Currency Translation	Unrealized (Loss) Gain on Cash Flow Hedges	Accumulated Other Comprehensive Income (Loss)
Beginning balance	$10,850	$(10,091)	$759	$(2,071)	$(6,890)	$(8,961)
Pretax income (loss)	6,330	(14,170)	(7,840)	12,518	(11,266)	1,252
Income tax effect	—	5,305	5,305	—	3,981	3,981
Reclassification of unrealized loss	—	19,771	19,771	—	4,753	4,753
Reclassification of deferred income taxes	—	(7,211)	(7,211)	—	(1,701)	(1,701)
Hedge ineffectiveness	—	460	460	—	—	—
Income tax effect	—	(169)	(169)	—	—	—
Ending balance	$17,180	$(6,105)	$11,075	$10,447	$(11,123)	$(676)
Unrealized losses on our foreign currency forward contracts totaling $14.4 million and $15.1 million were reclassified to other expense in our Unaudited Consolidated Condensed Statements of Income during the three and nine months ended September 30, 2013, respectively. These losses offset the remeasurement of certain of our intercompany balances as discussed in Note 5, "Derivative Instruments and Hedging Activities." The remaining reclassification of unrealized losses related to our interest rate swap contracts and was recorded to interest expense in our Unaudited Consolidated Condensed Statements of Income during the three and nine months ended September 30, 2013 and 2012. The deferred income taxes related to our cash flow hedges were reclassified from Accumulated Other Comprehensive Income to income tax expense during the three and nine months ended September 30, 2013 and 2012.

Note 13.	Segment and Geographic Information
We have three operating segments: Wholesale – North America; Wholesale – Europe; and Self Service. Our operations in North America, which include our Wholesale – North America and Self Service operating segments, are aggregated into one reportable segment because they possess similar economic characteristics and have common products and services, customers, and methods of distribution. Our Wholesale – Europe operating segment, which includes Sator, is presented as a separate reportable segment. Therefore, we present our reportable segments on a geographic basis.
The following table presents our financial performance, including revenue, earnings before interest, taxes, depreciation and amortization ("EBITDA"), and depreciation and amortization by reportable segment for the periods indicated (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Revenue
North America	$928,307	$835,324	$2,865,613	$2,547,743
Europe	369,787	181,383	880,226	507,272
Total revenue	$1,298,094	$1,016,707	$3,745,839	$3,055,015
EBITDA
North America	$108,314	$89,265	$362,281	$331,140
Europe	38,088	20,079	95,920	55,669
Total EBITDA	$146,402	$109,344	$458,201	$386,809
Depreciation and Amortization
North America	$16,417	$14,830	$48,555	$43,603
Europe	5,740	3,298	13,313	7,971
Total depreciation and amortization	$22,157	$18,128	$61,868	$51,574
EBITDA for our North American segment included gains of $0.5 million and $17.2 million during the three and nine months ended September 30, 2012 resulting from lawsuit settlements with certain of our aftermarket product suppliers as discussed in Note 7, "Commitments and Contingencies." Included within EBITDA of our European segment are losses of $0.8 million and $2.1 million during the three months ended September 30, 2013 and 2012, respectively, from the change in fair value of contingent consideration liabilities, primarily related to our 2011 ECP acquisition. During the nine month periods ended September 30, 2013 and 2012, our European segment recognized losses of $2.7 million and $1.9 million, respectively, related to the remeasurement of these contingent consideration liabilities. See Note 6, "Fair Value Measurements" for further information on our contingent consideration liabilities. For the three and nine months ended September 30, 2013, EBITDA for our European segment also included restructuring and acquisition related expenses of $1.6 million and $5.3 million, respectively, primarily related to our acquisitions of Sator and five automotive paint distribution businesses in the U.K.
The table below provides a reconciliation from EBITDA to Net Income (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
EBITDA	$146,402	$109,344	$458,201	$386,809
Depreciation and amortization	22,157	18,128	61,868	51,574
Interest expense, net	15,200	7,964	36,287	22,687
Loss on debt extinguishment	—	—	2,795	—
Provision for income taxes	35,600	29,204	123,492	113,511
Net income	$73,445	$54,048	$233,759	$199,037
The key measure of segment profit or loss reviewed by our chief operating decision maker, who is our Chief Executive Officer, is EBITDA. Segment EBITDA includes revenue and expenses that are controllable by the segment. Corporate and administrative expenses are allocated to the segments based on usage, with shared expenses apportioned based on the segment’s percentage of consolidated revenue. Segment EBITDA excludes depreciation, amortization, interest and taxes.

Loss on debt extinguishment is considered a component of interest in calculating EBITDA, as the write-off of debt issuance costs is similar to the treatment of debt issuance cost amortization.
The following table presents capital expenditures, which includes additions to property and equipment, by reportable segment (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Capital Expenditures
North America	$14,960	$15,015	$48,662	$49,521
Europe	6,015	4,006	12,464	11,115
	$20,975	$19,021	$61,126	$60,636
The following table presents assets by reportable segment (in thousands):

	September 30, 2013	December 31, 2012
Receivables, net
North America	$260,413	$241,627
Europe	178,387	70,181
Total receivables, net	438,800	311,808
Inventory
North America	725,213	750,565
Europe	292,956	150,238
Total inventory	1,018,169	900,803
Property and Equipment, net
North America	441,940	434,010
Europe	89,957	60,369
Total property and equipment, net	531,897	494,379
Other unallocated assets	2,372,193	2,016,466
Total assets	$4,361,059	$3,723,456
We report net trade receivables, inventories, and net property and equipment by segment as that information is used by the chief operating decision maker in assessing segment performance. These assets provide a measure for the operating capital employed in each segment. Unallocated assets include cash, prepaid and other current and noncurrent assets, goodwill, intangibles and income taxes.
Our operations are primarily conducted in the U.S. Our European operations are located in the U.K., the Netherlands, Belgium and France. Our operations in other countries include recycled and aftermarket operations in Canada, engine remanufacturing and bumper refurbishing operations in Mexico, an aftermarket parts freight consolidation warehouse in Taiwan, and other alternative parts operations in Guatemala and Costa Rica. Our revenue is attributed to geographic area based on the location of the selling operation.
The following table sets forth our revenue by geographic area (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Revenue
United States	$868,052	$784,270	$2,672,545	$2,394,581
United Kingdom	266,384	181,383	708,089	507,272
Other countries	163,658	51,054	365,205	153,162
	$1,298,094	$1,016,707	$3,745,839	$3,055,015

The following table sets forth our tangible long-lived assets by geographic area (in thousands):

	September 30, 2013	December 31, 2012
Long-lived Assets
United States	$411,957	$408,244
United Kingdom	69,309	60,369
Other countries	50,631	25,766
	$531,897	$494,379
The following table sets forth our revenue by product category (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Aftermarket, other new and refurbished products	$793,925	$562,750	$2,199,009	$1,676,006
Recycled, remanufactured and related products and services	349,411	317,877	1,060,681	967,250
Other	154,758	136,080	486,149	411,759
	$1,298,094	$1,016,707	$3,745,839	$3,055,015
Our North American reportable segment generates revenue from all of our product categories, while our European segment generates revenue primarily from the sale of aftermarket products. Revenue from other sources includes scrap sales, bulk sales to mechanical remanufacturers (including cores) and sales of aluminum ingots and sows from our furnace operations.

Note 14.	Condensed Consolidating Financial Information

LKQ Corporation (the "Parent") and certain of its 100% owned subsidiaries (the "Guarantors") have fully and unconditionally guaranteed, jointly and severally, the $600 million aggregate principal amount of the Company's Notes due on May 15, 2023. A Guarantor's guarantee will be unconditionally and automatically released and discharged upon the occurrence of any of the following events: (i) a transfer (including as a result of consolidation or merger) by the Guarantor to any person that is not a Guarantor of all or substantially all assets and properties of such Guarantor, provided the Guarantor is also released from its obligations with respect to indebtedness under the Credit Agreement or other indebtedness giving rise to the guarantee obligation; (ii) a transfer (including as a result of consolidation or merger) to any person that is not a Guarantor of the equity interests of a Guarantor or issuance by a Guarantor of its equity interests such that the Guarantor ceases to be a subsidiary, as defined in the Indenture, provided the Guarantor is also released from its obligations with respect to indebtedness under the Credit Agreement or other indebtedness giving rise to the guarantee obligation; (iii) the release of the Guarantor from all of its obligations with respect to indebtedness under the Credit Agreement or any other indebtedness giving rise to the guarantee obligation; and (iv) upon legal defeasance, covenant defeasance or satisfaction and discharge of the Indenture, as defined in the Indenture.

Presented below are the condensed consolidating financial statements of the Parent, the Guarantors, the non-guarantor subsidiaries (the "Non-Guarantors"), and the elimination entries necessary to present the Company's financial statements on a consolidated basis as required by Rule 3-10 of Regulation S-X of the Securities Exchange Act of 1934, as amended, resulting from the guarantees of the Notes. Investments in consolidated subsidiaries have been presented under the equity method of accounting. The principal elimination entries eliminate investments in subsidiaries, intercompany balances, and intercompany revenues and expenses. The condensed consolidating financial statements below have been prepared from the Company's financial information on the same basis of accounting as the consolidated financial statements, and may not necessarily be indicative of the financial position, results of operations or cash flows had the Parent, Guarantors and Non-Guarantors operated as independent entities.

LKQ CORPORATION AND SUBSIDIARIES Condensed Consolidating Balance Sheets (In thousands)

	September 30, 2013
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Assets
Current Assets:
Cash and equivalents	$35,966	$12,218	$59,153	$—	$107,337
Receivables, net	929	123,256	314,615	—	438,800
Intercompany receivables, net	4,719	—	1,236	(5,955)	—
Inventory	—	666,819	351,350	—	1,018,169
Deferred income taxes	4,774	45,643	2,712	—	53,129
Prepaid income taxes	11,444	—	2,381	—	13,825
Prepaid expenses and other current assets	361	23,291	20,739	—	44,391
Total Current Assets	58,193	871,227	752,186	(5,955)	1,675,651
Property and Equipment, net	737	412,699	118,461	—	531,897
Intangible Assets:
Goodwill	—	1,238,664	682,252	—	1,920,916
Other intangibles, net	—	57,398	97,031	—	154,429
Investment in Subsidiaries	2,303,747	254,421	—	(2,558,168)	—
Intercompany Notes Receivable	953,682	94,334	—	(1,048,016)	—
Other Assets	55,236	20,055	15,453	(12,578)	78,166
Total Assets	$3,371,595	$2,948,798	$1,665,383	$(3,624,717)	$4,361,059
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$413	$93,076	$191,411	$—	$284,900
Intercompany payables, net	—	1,236	4,719	(5,955)	—
Accrued expenses:
Accrued payroll-related liabilities	4,636	38,172	23,558	—	66,366
Other accrued expenses	27,813	57,245	61,583	—	146,641
Income taxes payable	—	—	16,473	—	16,473
Contingent consideration liabilities	—	1,875	47,400	—	49,275
Other current liabilities	286	14,339	3,110	—	17,735
Current portion of long-term obligations	24,421	3,906	32,796	—	61,123
Total Current Liabilities	57,569	209,849	381,050	(5,955)	642,513
Long-Term Obligations, Excluding Current Portion	1,021,876	5,925	223,131	—	1,250,932
Intercompany Notes Payable	—	611,004	437,012	(1,048,016)	—
Deferred Income Taxes	—	101,698	29,573	(12,578)	118,693
Contingent Consideration Liabilities	—	733	4,477	—	5,210
Other Noncurrent Liabilities	38,044	44,893	6,668	—	89,605
Stockholders’ Equity	2,254,106	1,974,696	583,472	(2,558,168)	2,254,106
Total Liabilities and Stockholders’ Equity	$3,371,595	$2,948,798	$1,665,383	$(3,624,717)	$4,361,059

LKQ CORPORATION AND SUBSIDIARIES Condensed Consolidating Balance Sheets (In thousands)

	December 31, 2012
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Assets
Current Assets:
Cash and equivalents	$18,396	$18,253	$23,121	$—	$59,770
Receivables, net	—	94,435	217,373	—	311,808
Intercompany receivables, net	1,781	5,970	—	(7,751)	—
Inventory	—	690,365	210,438	—	900,803
Deferred income taxes	4,778	45,255	3,452	—	53,485
Prepaid income taxes	26,538	—	2,999	—	29,537
Prepaid expenses and other current assets	1,065	16,608	11,275	—	28,948
Total Current Assets	52,558	870,886	468,658	(7,751)	1,384,351
Property and Equipment, net	970	408,944	84,465	—	494,379
Intangible Assets:
Goodwill	—	1,226,718	463,566	—	1,690,284
Other intangibles, net	—	61,815	44,900	—	106,715
Investment in Subsidiaries	1,923,997	142,334	—	(2,066,331)	—
Intercompany Notes Receivable	711,624	39,239	—	(750,863)	—
Other Assets	41,692	17,830	3,528	(15,323)	47,727
Total Assets	$2,730,841	$2,767,766	$1,065,117	$(2,840,268)	$3,723,456
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$52	$97,678	$121,605	$—	$219,335
Intercompany payables, net	—	—	7,751	(7,751)	—
Accrued expenses:
Accrued payroll-related liabilities	3,731	25,697	14,972	—	44,400
Other accrued expenses	2,258	48,805	39,359	—	90,422
Income taxes payable	—	—	2,748	—	2,748
Contingent consideration liabilities	—	1,518	40,737	—	42,255
Other current liabilities	286	16,241	541	—	17,068
Current portion of long-term obligations	32,300	9,940	29,476	—	71,716
Total Current Liabilities	38,627	199,879	257,189	(7,751)	487,944
Long-Term Obligations, Excluding Current Portion	691,670	7,549	347,543	—	1,046,762
Intercompany Notes Payable	—	681,275	69,588	(750,863)	—
Deferred Income Taxes	—	102,702	14,896	(15,323)	102,275
Contingent Consideration Liabilities	—	2,500	45,254	—	47,754
Other Noncurrent Liabilities	36,450	35,383	2,794	—	74,627
Stockholders’ Equity	1,964,094	1,738,478	327,853	(2,066,331)	1,964,094
Total Liabilities and Stockholders’ Equity	$2,730,841	$2,767,766	$1,065,117	$(2,840,268)	$3,723,456

LKQ CORPORATION AND SUBSIDIARIES Condensed Consolidating Statements of Income (In thousands)

	Three Months Ended September 30, 2013
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Revenue	$—	$876,862	$450,505	$(29,273)	$1,298,094
Cost of goods sold	—	522,176	287,284	(29,273)	780,187
Gross margin	—	354,686	163,221	—	517,907
Facility and warehouse expenses	—	79,565	28,784	—	108,349
Distribution expenses	—	73,752	35,841	—	109,593
Selling, general and administrative expenses	6,813	93,549	53,184	—	153,546
Restructuring and acquisition related expenses	—	411	1,795	—	2,206
Depreciation and amortization	65	14,014	6,739	—	20,818
Operating (loss) income	(6,878)	93,395	36,878	—	123,395
Other expense (income):
Interest expense, net	13,335	81	1,784	—	15,200
Intercompany interest (income) expense, net	(13,028)	5,593	7,435	—	—
Change in fair value of contingent consideration liabilities	—	(72)	784	—	712
Other expense (income), net	45	(912)	(695)	—	(1,562)
Total other expense, net	352	4,690	9,308	—	14,350
(Loss) income before (benefit) provision for income taxes	(7,230)	88,705	27,570	—	109,045
(Benefit) provision for income taxes	(2,867)	33,973	4,494	—	35,600
Equity in earnings of subsidiaries	77,808	5,656	—	(83,464)	—
Net income	$73,445	$60,388	$23,076	$(83,464)	$73,445

LKQ CORPORATION AND SUBSIDIARIES Condensed Consolidating Statements of Income (In thousands)

	Three Months Ended September 30, 2012
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Revenue	$—	$791,672	$249,248	$(24,213)	$1,016,707
Cost of goods sold	—	477,842	153,373	(24,213)	607,002
Gross margin	—	313,830	95,875	—	409,705
Facility and warehouse expenses	—	72,037	14,702	—	86,739
Distribution expenses	—	69,758	23,894	—	93,652
Selling, general and administrative expenses	4,876	85,360	30,813	—	121,049
Restructuring and acquisition related expenses	—	70	46	—	116
Depreciation and amortization	75	12,642	3,998	—	16,715
Operating (loss) income	(4,951)	73,963	22,422	—	91,434
Other (income) expense:
Interest expense, net	6,350	47	1,567	—	7,964
Intercompany interest (income) expense, net	(9,367)	7,124	2,243	—	—
Change in fair value of contingent consideration liabilities	—	(148)	2,040	—	1,892
Other income, net	(38)	(1,220)	(416)	—	(1,674)
Total other (income) expense, net	(3,055)	5,803	5,434	—	8,182
(Loss) income before (benefit) provision for income taxes	(1,896)	68,160	16,988	—	83,252
(Benefit) provision for income taxes	(1,228)	27,844	2,588	—	29,204
Equity in earnings of subsidiaries	54,716	4,113	—	(58,829)	—
Net income	$54,048	$44,429	$14,400	$(58,829)	$54,048

LKQ CORPORATION AND SUBSIDIARIES Condensed Consolidating Statements of Income (In thousands)

	Nine Months Ended September 30, 2013
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Revenue	$—	$2,698,008	$1,133,369	$(85,538)	$3,745,839
Cost of goods sold	—	1,593,764	707,884	(85,538)	2,216,110
Gross margin	—	1,104,244	425,485	—	1,529,729
Facility and warehouse expenses	—	240,389	71,091	—	311,480
Distribution expenses	—	224,266	95,767	—	320,033
Selling, general and administrative expenses	20,130	282,364	134,120	—	436,614
Restructuring and acquisition related expenses	—	750	6,641	—	7,391
Depreciation and amortization	187	41,568	16,095	—	57,850
Operating (loss) income	(20,317)	314,907	101,771	—	396,361
Other (income) expense:
Interest expense, net	29,589	621	6,077	—	36,287
Intercompany interest (income) expense, net	(34,318)	16,901	17,417	—	—
Loss on debt extinguishment	2,795	—	—	—	2,795
Change in fair value of contingent consideration liabilities	—	(936)	2,701	—	1,765
Other expense (income), net	172	(2,380)	471	—	(1,737)
Total other (income) expense, net	(1,762)	14,206	26,666	—	39,110
(Loss) income before (benefit) provision for income taxes	(18,555)	300,701	75,105	—	357,251
(Benefit) provision for income taxes	(7,199)	115,625	15,066	—	123,492
Equity in earnings of subsidiaries	245,115	15,496	—	(260,611)	—
Net income	$233,759	$200,572	$60,039	$(260,611)	$233,759

LKQ CORPORATION AND SUBSIDIARIES Condensed Consolidating Statements of Income (In thousands)

	Nine Months Ended September 30, 2012
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Revenue	$—	$2,415,328	$709,201	$(69,514)	$3,055,015
Cost of goods sold	—	1,410,926	434,584	(69,514)	1,775,996
Gross margin	—	1,004,402	274,617	—	1,279,019
Facility and warehouse expenses	—	211,861	42,178	—	254,039
Distribution expenses	—	210,315	67,076	—	277,391
Selling, general and administrative expenses	16,082	256,001	92,378	—	364,461
Restructuring and acquisition related expenses	—	1,808	750	—	2,558
Depreciation and amortization	222	36,703	10,036	—	46,961
Operating (loss) income	(16,304)	287,714	62,199	—	333,609
Other (income) expense:
Interest expense, net	18,262	20	4,405	—	22,687
Intercompany interest (income) expense, net	(27,964)	20,987	6,977	—	—
Change in fair value of contingent consideration liabilities	—	(83)	1,870	—	1,787
Other income, net	(32)	(2,665)	(716)	—	(3,413)
Total other (income) expense, net	(9,734)	18,259	12,536	—	21,061
(Loss) income before (benefit) provision for income taxes	(6,570)	269,455	49,663	—	312,548
(Benefit) provision for income taxes	(2,924)	106,473	9,962	—	113,511
Equity in earnings of subsidiaries	202,683	9,449	—	(212,132)	—
Net income	$199,037	$172,431	$39,701	$(212,132)	$199,037

LKQ CORPORATION AND SUBSIDIARIES Condensed Consolidating Statements of Comprehensive Income (In thousands)

	Three Months Ended September 30, 2013
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Net income	$73,445	$60,388	$23,076	$(83,464)	$73,445
Other comprehensive income, net of tax:
Foreign currency translation	28,514	13,130	28,104	(41,234)	28,514
Net change in unrecognized gains/losses on derivative instruments, net of tax	625	—	127	(127)	625
Total other comprehensive income	29,139	13,130	28,231	(41,361)	29,139
Total comprehensive income	$102,584	$73,518	$51,307	$(124,825)	$102,584

LKQ CORPORATION AND SUBSIDIARIES Condensed Consolidating Statements of Comprehensive Income (In thousands)

	Three Months Ended September 30, 2012
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Net income	$54,048	$44,429	$14,400	$(58,829)	$54,048
Other comprehensive income (loss), net of tax:
Foreign currency translation	10,182	3,880	9,485	(13,365)	10,182
Net change in unrecognized gains/losses on derivative instruments, net of tax	(1,242)	—	(166)	166	(1,242)
Total other comprehensive income	8,940	3,880	9,319	(13,199)	8,940
Total comprehensive income	$62,988	$48,309	$23,719	$(72,028)	$62,988

LKQ CORPORATION AND SUBSIDIARIES Condensed Consolidating Statements of Comprehensive Income (In thousands)

	Nine Months Ended September 30, 2013
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Net income	$233,759	$200,572	$60,039	$(260,611)	$233,759
Other comprehensive income, net of tax:
Foreign currency translation	6,330	3,386	7,107	(10,493)	6,330
Net change in unrecognized gains/losses on derivative instruments, net of tax	3,986	—	903	(903)	3,986
Total other comprehensive income	10,316	3,386	8,010	(11,396)	10,316
Total comprehensive income	$244,075	$203,958	$68,049	$(272,007)	$244,075

LKQ CORPORATION AND SUBSIDIARIES Condensed Consolidating Statements of Comprehensive Income (In thousands)

	Nine Months Ended September 30, 2012
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Net income	$199,037	$172,431	$39,701	$(212,132)	$199,037
Other comprehensive income (loss), net of tax:
Foreign currency translation	12,518	4,965	11,735	(16,700)	12,518
Net change in unrecognized gains/losses on derivative instruments, net of tax	(4,233)	—	(619)	619	(4,233)
Total other comprehensive income	8,285	4,965	11,116	(16,081)	8,285
Total comprehensive income	$207,322	$177,396	$50,817	$(228,213)	$207,322

LKQ CORPORATION AND SUBSIDIARIES Condensed Consolidating Statements of Cash Flows (In thousands)

	Nine Months Ended September 30, 2013
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by operating activities	$101,136	$195,524	$116,212	$(71,943)	$340,929
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(1)	(40,824)	(20,301)	—	(61,126)
Proceeds from sales of property and equipment	—	1,032	427	—	1,459
Investment in unconsolidated subsidiary	—	—	(9,136)	—	(9,136)
Investment and intercompany note activity with subsidiaries	(418,205)	(84,893)	—	503,098	—
Acquisitions, net of cash acquired	—	(21,570)	(374,404)	—	(395,974)
Net cash used in investing activities	(418,206)	(146,255)	(403,414)	503,098	(464,777)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	13,647	—	—	—	13,647
Excess tax benefit from stock-based payments	15,998	—	—	—	15,998
Debt issuance costs	(16,830)	—	(82)	—	(16,912)
Proceeds from issuance of senior notes	600,000	—	—	—	600,000
Borrowings under revolving credit facility	315,000	—	84,758	—	399,758
Repayments under revolving credit facility	(616,000)	—	(129,313)	—	(745,313)
Borrowings under term loans	35,000	—	—	—	35,000
Repayments under term loans	(11,250)	—	—	—	(11,250)
Borrowings under receivables securitization facility	—	—	41,500	—	41,500
Repayments under receivables securitization facility	—	—	(111,500)	—	(111,500)
Repayments of other long-term debt	(925)	(7,983)	(10,610)	—	(19,518)
Payments of other obligations	—	(473)	(31,618)	—	(32,091)
Investment and intercompany note activity with parent	—	25,095	478,003	(503,098)	—
Dividends	—	(71,943)	—	71,943	—
Net cash provided by (used in) financing activities	334,640	(55,304)	321,138	(431,155)	169,319
Effect of exchange rate changes on cash and equivalents	—	—	2,096	—	2,096
Net increase (decrease) in cash and equivalents	17,570	(6,035)	36,032	—	47,567
Cash and equivalents, beginning of period	18,396	18,253	23,121	—	59,770
Cash and equivalents, end of period	$35,966	$12,218	$59,153	$—	$107,337

LKQ CORPORATION AND SUBSIDIARIES Condensed Consolidating Statements of Cash Flows (In thousands)

	Nine Months Ended September 30, 2012
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by (used in) operating activities	$134,934	$252,440	$(67,023)	$(138,279)	$182,072
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(45)	(47,446)	(13,145)	—	(60,636)
Proceeds from sales of property and equipment	—	458	234	—	692
Investment and intercompany note activity with subsidiaries	(48,690)	—	—	48,690	—
Acquisitions, net of cash acquired	—	(110,713)	(22,410)	—	(133,123)
Net cash used in investing activities	(48,735)	(157,701)	(35,321)	48,690	(193,067)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	14,187	—	—	—	14,187
Excess tax benefit from stock-based payments	11,071	—	—	—	11,071
Debt issuance costs	—	—	(175)	—	(175)
Borrowings under revolving credit facility	442,500	—	57,587	—	500,087
Repayments under revolving credit facility	(733,500)	—	(14,351)	—	(747,851)
Borrowings under term loans	200,000	—	—	—	200,000
Repayments under term loans	(14,375)	—	—	—	(14,375)
Borrowings under receivables securitization facility	—	—	77,272	—	77,272
Repayments of other long-term debt	(2,580)	(1,834)	(3,922)	—	(8,336)
Payments of other obligations	—	(600)	—	—	(600)
Investment and intercompany note activity with parent	—	47,754	936	(48,690)	—
Dividends	—	(138,279)	—	138,279	—
Net cash (used in) provided by financing activities	(82,697)	(92,959)	117,347	89,589	31,280
Effect of exchange rate changes on cash and equivalents	—	—	682	—	682
Net increase in cash and equivalents	3,502	1,780	15,685	—	20,967
Cash and equivalents, beginning of period	9,908	17,433	20,906	—	48,247
Cash and equivalents, end of period	$13,410	$19,213	$36,591	$—	$69,214